Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cummins Inc. of our report dated February 10, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cummins Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana
May 12, 2026